Exhibit 99.1

WGNB Corp. Announces Thirteenth Consecutive Year of Earnings Growth

CARROLLTON, GA., JAN. 7, 2004 - WGNB Corp. (NASDAQ:WGNB), the holding company for West Georgia National Bank, announced its fourth quarter 2003 earnings of $1,478,341 or $0.44 per diluted share. WGNB Corp. is the sixteenth highest performing publicly traded financial institution under $1 billion in assets in the nation, based on a three-year average return on equity, according to U.S. Banker.

     The 2003 fourth quarter earnings represent an increase of $72,059 or 5.12 percent over the fourth quarter of 2002. The net income for 2003 is $5,786,850, or $1.73 per diluted share compared to the 2002 net income of $5,544,665, or $1.69 per diluted share. The increase in year-end net income from 2002 to 2003 is $242,185, or 4.4 percent. The return on average assets and equity through 2003 is 1.51 and 14.22 percent, respectively, which compares to 1.55 and 15.56 percent for the same period in 2002.

     "I would like to thank the directors, officers and staff of West Georgia National Bank for their great effort in making this another successful year," said L. Leighton Alston, CEO of WGNB Corp. "I am continually impressed with the collaborative effort that results in excellent performance for the bank. This is the thirteenth year of consecutive earnings increases and over that period, earnings have grown an average of 18.26 percent per year. If you take a look at the last thirty five years, earnings have grown an average of 14.04 percent per year."

     "In 1968 the bank earned $102,000," said Steven J. Haack, chief financial
officer of WGNB Corp.   "At that time the bank's former CEO, E. H. Hearn, Jr.,
included a statement in his letter to shareholders saying, 'It is gratifying to report record new highs on earnings, loans, deposits, capital accounts and cash dividends.' We are proud to continue Mr. Hearn's tradition, and to have increased the bank's earnings to more than $5.7 million, paying out more than $2.2 million of that in dividends."

ABOUT WGNB CORP.

          WGNB Corp. stock is traded on the NASDAQ Small Cap market under the ticker WGNB. West Georgia National Bank has seven full service locations in Carrollton, Bowdon, Villa Rica and Douglasville and total assets of $391 million. The bank is the largest and most enduring locally owned community bank in Carroll County.


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     For more information about WGNB Corp. and West Georgia National Bank, visit the bank's Web site, www.wgnb.com.

     Interested parties may contact Steven J. Haack, chief financial officer, via e-mail at shaack@wgnb.com or at the mailing address of WGNB Corp., P.O. Box 280, Carrollton, Georgia 30112 to request information.


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                          WGNB CORP. FINANCIAL HIGHLIGHTS
                       (IN THOUSANDS, EXCEPT PER SHARE DATA)

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                                             December 31, 2003    December 31, 2002
For the Year the Date                           (Unaudited)           (Audited)

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
   Total interest income                    $           23,542   $           24,297
   Total interest expense                                7,527                8,723
                                            -------------------  -------------------
   Net interest income                                  16,015               15,572
   Provision for loan loss                                 350                  483
                                            -------------------  -------------------
   Net interest income after provision                  15,665               15,089
   Total other income                                    5,554                5,251
   Total other expense                                  12,752               12,127
                                            -------------------  -------------------
   Earnings before income taxes                          8,467                8,213
   Income taxes                                          2,680                2,668
                                            -------------------  -------------------
   Net earnings                                          5,787                5,545
                                            -------------------  -------------------
Per Share Data:
   Net earnings                                           1.75                 1.71
   Diluted net earnings                                   1.73                 1.69
   Cash dividends declared year to date                  .6700                .5975
   Book Value                                            12.73                11.65
At Period End:
   Total loans                                         295,841              273,471
   Earning assets                                      367,759              357,816
   Assets                                              393,216              385,121
   Deposits                                            303,316              298,726
   Stockholders' equity                                 42,089               38,519
   Weighted average shares outstanding               3,308,087            3,243,849
Key Performance Ratios Year to Date:
   Return on average assets                               1.51%                1.55%
   Return on average equity                              14.22%               15.46%
   Net interest margin, tax equivalent                    4.58%                4.61%
   Dividend payout ratio                                 38.29%               35.11%
   Overhead ratio                                        59.12%               58.24%
Asset Quality Ratios:
   Non-performing assets/loans & REO                      0.79%                1.03%


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   Loan loss reserve/total loans                          1.18%                1.38%
   Loan loss reserve/non-performing assets              147.68%              136.36%
   Loan loss reserve/total capital                        8.27%                9.79%
Capital Ratios:
   Tier 1 capital/total average assets                   10.29%               10.36%
   Risk based capital ratio                              14.05%               14.33%
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     Except for financial information contained in this press release, the matters discussed may consist of forward-looking information under the Private
Securities Litigation Reform Act of 1995.  The accuracy of the forward-looking information is necessarily subject to and involves risk and uncertainties, which could cause actual results to differ materially from forward-looking information.  These risks and uncertainties include but are not limited to, general economic conditions, competition and other factors included in filings with the Securities and Exchange Commission.

     When used in this release, the words "believes," "estimates," "plans," "expects," "should," "will," "may," "might," "outlook," "likely," and "anticipates" or similar expressions as they relate to WGNB Corp. (including its subsidiaries), or its management are intended to identify forward-looking statements.

     The Company, from time to time, becomes aware of rumors concerning the Company or its business. As a matter of policy, the Company does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and unsubstantiated information regarding the Company. The Company complies with Federal and State law applicable to disclosure of information concerning the Company. Investors may be at significant risk in relying on unsubstantiated information from other sources.


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